Contact:
    John L. McManus
    President and Chief Executive Officer
    (949) 481-9825

Aeolus Pharmaceuticals Announces Third Quarter Fiscal Year 2008 Financial Results

Laguna Niguel, California, August 4, 2008 -- Aeolus Pharmaceuticals, Inc. (OTC Bulletin Board: AOLS) announced today financial results for the three and nine months ended June 30, 2008.  The Company reported a net loss of $580,000, or $0.02 per share, compared to a loss of $509,000, or $0.02 per share, for the three months ended June 30, 2007, an increase of 14%.

For the nine months ended June 30, 2008, the Company reported a net loss of $1,918,000, or $0.06 per share, compared to a loss of $2,002,000, or $0.07 per share, for the nine months ended June 30, 2007.

“With the completion of our recent financing, we are now in position to initiate mouse and primate studies of AEOL 10150 as a protective agent against radiation exposure in the lung,” stated John L. McManus, President and Chief Executive Officer.  “Studies of AEOL 10150 as a countermeasure for mustard gas exposure continue, and are being fully funded by the National Institutes of Health (NIH) CounterACT program.  We anticipate that the next group of studies in mustard gas will begin this summer, and we should have results shortly thereafter.”

Research and development expenses increased in the third quarter of fiscal year 2008 when compared to the third quarter of fiscal 2007 as a result of an increase in preclinical and manufacturing costs as well as patent fees offset by a decline in consulting and clinical expenses.   The Company’s R&D activities were focused on preclinical activities during the three months ended June 30, 2008 whereas during the three months ended June 30, 2007 research activities were focused on our clinical program.  The Company currently has four pre-clinical programs underway for the study of the effects of our drug candidates on exposure of mustard gas on the skin, the effects of our drug candidates on the exposure of mustard gas in the lungs, for the treatment of colitis and for the treatment of Parkinson’s disease.

General and administrative expenses increased in the third quarter of fiscal year 2008 compared to the third quarter of fiscal year 2007 as a result of the engagement of a consulting firm to assist the Company in its out-licensing efforts.  In addition, legal fees increased due to increased United States Securities and Exchange Commission compliance activities.

R&D expenses decreased in the nine months ended June 30, 2008 when compared to the nine months ended June 30, 2007.   The lower level of R&D expenses during the current period reflects a lower amount of employment, consulting and manufacturing expenses offset by a higher level of pre-clinical and patent expenses.  The decline in employment and consulting expenses reflects that the Company was completing its multiple dose clinical trail and was in the process of manufacturing bulk quantities of its lead drug candidate, AEOL 10150, during the nine months ended June 30, 2007 whereas during the current period the Company had restructured its research program to utilize outside research institutions and grants to perform our research activities and therefore the Company had a lower level of employment and consulting expenses.

G&A expenses decreased in the nine months ended June 30, 2008 when compared to the nine months ended June 30, 2007.  G&A expenses were lower during the nine months ended June 30, 2008 versus the nine months ended June 30, 2007 due to a decline in employment costs, stock compensation expense, investor relations expense and insurance expense.

During the nine months ended June 30, 2008, the Company recorded an “other-than-temporary” impairment charge of $49,000 based upon reduced market values of our auction-rate securities as determined based upon investment statements as of June 30, 2008 received from UBS Financial Services, Inc.   During the nine months ended June 30, 2008, the auction rate securities which the Company has invested in have experienced auction failures as a result of the current disruptions in the credit markets.  This is the first time the Company has experienced this type of event for its holdings of auction-rate securities and the Company believes that prior to February 13, 2008, the Company’s investment advisor, UBS, had not had a failed auction.  The Company understands that the failure of auctions is broad based and not limited to those securities held by the Company.  As a result of the failed auctions, the Company’s auction-rate securities are currently not liquid. Furthermore, the Company cannot predict how long they will remain illiquid.

During the three months ended June 30, 2007, the Company’s recognized $225,000 in income as a result of the forgiveness of a portion of the principal balance of a note payable from Elan.

As of June 30, 2008, the Company had $181,000 in cash and cash equivalents and 31,952,749 common shares outstanding.  On August 1, 2008, the Company announced the completion of a $500,000 convertible note financing with an additional $500,000 expected to be invested over the next four months.  The investors also have an option to invest an additional $4.0 million over the next eighteen months.

About Aeolus Pharmaceuticals

Aeolus is developing a variety of therapeutic agents based on its proprietary small molecule catalytic antioxidants, with AEOL 10150 being the first to enter human clinical evaluation.   AEOL 10150 is a patented, small molecule catalytic antioxidant that has shown the ability to scavenge a broad range of reactive oxygen species, or free radicals. As a catalytic antioxidant, AEOL 10150 mimics and thereby amplifies the body’s natural enzymatic systems for eliminating these damaging compounds.  Because oxygen-derived free radicals are believed to have an important role in the pathogenesis of many diseases, Aeolus’ catalytic antioxidants are believed to have a broad range of potential therapeutic uses.

The statements in this press release that are not purely statements of historical fact are forward-looking statements. Such statements include, but are not limited to, those relating to Aeolus’ product candidates, as well as its proprietary technologies and research programs. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Aeolus’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. Important factors that could cause results to differ include risks associated with uncertainties of progress and timing of clinical trials, scientific research and product development activities, difficulties or delays in development, testing, obtaining regulatory approval, the need to obtain funding for pre-clinical and clinical trials and operations, the scope and validity of intellectual property protection for Aeolus’ product candidates, proprietary technologies and their uses, and competition from other biopharmaceutical companies. Certain of these factors and others are more fully described in Aeolus’ filings with the Securities and Exchange Commission, including, but not limited to, Aeolus’ Annual Report on Form 10-K for the year ended September 30, 2007. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

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AEOLUS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenue
Grant income	$-	$-	$-	$-

Costs and expenses:
Research and development	210	192	732	869
General and administrative	360	320	1,138	1,396
Total costs and expenses	570	512	1,870	2,265

Loss from operations	(570)	(512)	(1,870)	(2,265)
Interest income (expense), net	(10)	3	1	38
Other income	-	-	-	225
Other than temporary impairment on marketable investments	-	-	(49)	-

Net loss	$(580)	$(509)	$(1,918)	$(2,002)

Net loss per weighted share attributable to common stockholders:
(basic and diluted)	$(0.02)	$(0.02)	$(0.06)	$(0.07)

Weighted average common shares outstanding:
Basic and diluted	31,952	30,429	31,952	29,661

Selected Balance Sheet Items:
(in thousands)

	June 30, 2008	September 30, 2007

Cash and marketable securities	$181	$1,727
Total assets	$839	$1,931
Stockholders’ equity	$(483)	$1,180